Exhibit 21
SUBSIDIARIES OF PREMIER, INC.
As of August 17, 2021

Name of Subsidiary	State/Province of Incorporation
Premier Services, LLC (1)	Delaware
Premier Services II, LLC (1)	Delaware
Premier Healthcare Alliance, L.P. (2)	California
Premier Supply Chain Improvement, Inc. (3)	Delaware
Premier Healthcare Solutions, Inc. (3)	Delaware
Premier Marketplace, LLC (3)	Delaware
Premier Supply Chain Holdings, LLC (3)	Delaware
NS3Health, LLC (4)	Florida
SVS LLC (4)	North Carolina
Commcare Pharmacy - FTL, LLC (5)	Florida
Premier Specialty Pharmacy Solutions, LLC (5)	Florida
Acro Pharmaceutical Services LLC (5)	Pennsylvania
Innovatix, LLC (4)	Delaware
InnovatixCares, LLC (6)	Delaware
Innovatix Network, LLC (6)	Delaware
Essensa Ventures, LLC (4)	New York
Premier Insurance Management Services, Inc. (7)	California
Premier Pharmacy Benefit Management, LLC (7)	Delaware
TheraDoc, Inc. (7)	Delaware
Healthcare Insights, LLC (7)	Illinois
CECity.com, Inc. (7)	Pennsylvania
Premier Research Institute, Inc. (7)	Delaware
Ostonic Quality Systems, LLC (8)	Delaware
ProvideGx, LLC (4)	Delaware
Contigo Health, LLC (9)	Delaware
Stanson Health, Inc. (7)	Delaware
Intersectta, LLC (4)	Delaware
Conductiv, Inc. (4)	North Carolina
Acurity, LLC (4)	Delaware
Nexera, LLC (4)	Delaware
Conductiv Contracts, LLC (4)	Delaware
Elements Canada, LLC (4)	Delaware
Premier IDS, LLC (7)	Delaware
(1) Wholly owned by Premier, Inc.
(2) Premier Services, LLC is the general partner, and Premier Services II, LLC is the sole limited partner.
(3) Wholly owned by Premier Healthcare Alliance, L.P. (4) Wholly owned by Premier Supply Chain Improvement, Inc.
(5) Wholly owned by NS3Health, LLC.
(6) Wholly owned by Innovatix, LLC.
(7) Wholly owned by Premier Healthcare Solutions, Inc.
(8) CECity.com, Inc. holds a 50% interest.
(9) Premier Healthcare Solutions, Inc. holds a 97% interest.